EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ParkerVision, Inc.

Jacksonville, Florida

We hereby consent to the use in this Registration Statement on Form S-1 of ParkerVision, Inc. (the “Company”) of our report dated March 31, 2021, relating to the consolidated financial statements of the Company as of December 31, 2020 and 2019 and for the years then ended, which appears in this Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ MSL, P.A.

Fort Lauderdale, Florida

January 13, 2022